EXHIBIT 21

FactSet Research Systems Inc. Subsidiaries

Subsidiaries as of August 31, 2006

Company Name	State or Country of Incorporation
FactSet Data Systems, Inc.	USA (Delaware)
FactSet Limited	USA (Delaware)
FactSet France, Inc.	USA (Delaware)
FactSet Europe S.à.r.l	Luxembourg
FactSet Research Limited	United Kingdom
FactSet Research Systems Limited	United Kingdom
FactSet Europe Limited	United Kingdom
FactSet France S.à.r.l	France
FactSet GmbH	Germany
FactSet JCF S.A.S.	France
FactSet Italia S.r.l.	Italy
JCF Partners Limited	Scotland
FactSet Holdings UK Limited	United Kingdom
JCF Development Limited	Ireland
Decision Data System B.V.	Netherlands
FactSet Pacific, Inc.	USA (Delaware)
JCF Information (Asia) Pte Limited	Singapore
LionShares Europe S.A.S.	France
FactSet Mergerstat, LLC	USA (Delaware)
FactSet CallStreet, LLC	USA (Delaware)
Derivative Solutions, Inc.	USA (Illinois)
FactSet TrueCourse, Inc.	USA (New Jersey)
StreamVPN Asia Ltd.	Hong Kong
StreamVPN Asia Pte. Ltd.	Singapore
FactSet Research Limited	USA (New York)
FactSet Global Filings Limited	United Kingdom